UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 Date of earliest event reported: April 4, 2002

Commission File Number	Exact name of registrants as specified in their charters, address of principal executive offices and registrants' telephone number	IRS Employer Identification Number

1-8841 1-3545	FPL GROUP, INC. FLORIDA POWER & LIGHT COMPANY 700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000	59-2449419 59-0247775
State or other jurisdiction of incorporation or organization: Florida

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (Reform Act), FPL Group, Inc. (FPL Group) and Florida Power & Light Company (FPL) (collectively, the Company) are hereby filing cautionary statements identifying important factors that could cause the Company's actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Reform Act) made by or on behalf of the Company in this combined Form 8-K, in presentations, in response to questions or otherwise. Any statements that express, or involve discussions as to expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as will likely result, are expected to, will continue, is anticipated, estimated, projection, outlook) are not statements of historical facts and may be forward-looking. Forward-looking statements involve estimates, assumptions and uncertainties. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following important factors that could cause the Company's actual results to differ materially from those contained in forward-looking statements made by or on behalf of the Company.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

Some important factors that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements include changes in laws or regulations, including the Public Utility Regulatory Policies Act of 1978, as amended and the Public Utility Holding Company Act of 1935, as amended, changing governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission, the Florida Public Service Commission (FPSC) and the U.S. Nuclear Regulatory Commission, with respect to allowed rates of return including but not limited to return on common equity and equity ratio limits, industry and rate structure, operation of nuclear power facilities, acquisition, disposal, depreciation and amortization of assets and facilities, operation and construction of plant facilities, recovery of fuel and purchased power costs, decommissioning costs, and present or prospective wholesale and retail competition (including but not limited to retail wheeling and transmission costs).

The business and profitability of the Company are also influenced by economic and geographic factors including political and economic risks, changes in and compliance with environmental and safety laws and policies, weather conditions (including natural disasters such as hurricanes), population growth rates and demographic patterns, competition for retail and wholesale customers, availability, pricing and transportation of fuel and other energy commodities, market demand for energy, changes in tax rates or policies or in rates of inflation or in accounting standards, unanticipated delays or changes in costs for capital projects, unanticipated changes in operating expenses and capital expenditures, capital market conditions, competition for new energy development opportunities and legal and administrative proceedings (whether civil, such as environmental, or criminal) and settlements.

All such factors are difficult to predict, contain uncertainties which may materially affect actual results, and are beyond the control of the Company.

Item 5. Other Events

FPL Group has conducted a preliminary initial impairment test of goodwill in accordance with the provisions of Statement of Financial Accounting Standards No. (FAS) 142, "Goodwill and Other Intangible Assets". The preliminary initial impairment test indicates that it is likely that an impairment loss of up to $365 million will be recorded in the first quarter of 2002. FPL Group expects to finalize the initial impairment test prior to the release of first quarter 2002 earnings later this month.

Item 9. Regulation FD Disclosure

FPL Group today announced at a company-hosted investor conference that it expects to report 2002 first quarter recurring earnings per share of $0.78 to $0.80. FPL Group is scheduled to issue its first quarter results later this month.

Analysts' consensus for FPL Group's earnings (as reported by First Call) falls within the company's earnings projection range. FPL Group officials said earnings would have been higher were it not for drought conditions in the Northeast where FPL Energy, LLC (FPL Energy) owns and operates numerous hydroelectric plants.

At the conference in Palm Beach Gardens, Florida, Moray Dewhurst, chief financial officer, also said he expects 2002 recurring earnings to be $4.78 to $4.82. The modest increase reflects projected flat earnings at FPL Group's principal subsidiary, FPL, due to a recent FPSC approved rate reduction for the utility and a slow-down in the Florida economy. He said FPL Group's independent power producer subsidiary, FPL Energy, is expected to increase earnings in 2002 by 15 to 20 percent compared to 2001. That subsidiary's earnings growth reflects the impact of the Northeast drought in the first quarter and assumes the addition of approximately 500 megawatts of wind generation, normal weather conditions the remainder of the year and no major declines in power markets.

For 2003 through 2005, Mr. Dewhurst indicated that FPL Group expects to realize 6 to 8 percent average annual earnings growth. He said he expects FPL to achieve average annual earnings growth of 4 to 5 percent, driven by anticipated growth in customer accounts and usage per customer, cost management and lower depreciation. FPL Energy is expected to grow earnings on average 20 to 30 percent per year during that period, as several gas-fired power projects transition from construction to operation, and FPL Energy adds at least 500 to 1,000 megawatts of wind generation per year.

At the conference, FPL Group also announced that its 2002 first quarter net income will be affected by two nonrecurring items, including a $30 million gain on the settlement of litigation with the Internal Revenue Service and a potential impairment loss on goodwill.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

FPL GROUP, INC.
FLORIDA POWER & LIGHT COMPANY
(Registrants)

Date: April 4, 2002

K. MICHAEL DAVIS

K. Michael Davis
Controller and Chief Accounting Officer of FPL Group, Inc.
Vice President, Accounting, Controller and
Chief Accounting Officer of Florida Power & Light Company
(Principal Accounting Officer of the Registrants)